Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-36754, 33-52506, 33-62098, 33-58637, 333-88151, 333-88773, 333-61294, 333-118493, 333-73348 on Form S-8 and Registration Statement No. 334-134724 on Form S-3 of our reports dated December 7, 2006, relating to the financial statements and financial statement schedule of BJ Services Company and management’s report on the effectiveness of Internal Control Over Financial Reporting, appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2006.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

December 7, 2006